UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Jeffrey Katzenberg

On April 21, 2009, the Company’s Compensation Committee (the “Compensation Committee”) voted to approve an amended and restated employment agreement between the Company and Jeffrey Katzenberg (the “Restated Agreement”), which the Company’s Board of Directors (other than Mr. Katzenberg) approved on April 22, 2009. The Restated Agreement amends and restates in its entirety the Company’s previous employment agreement with Mr. Katzenberg, dated as of October 25, 2007 (the “Prior Agreement”).

Term. The Restated Agreement extends the term of Mr. Katzenberg’s employment to April 22, 2014.

Title. Pursuant to the Restated Agreement, Mr. Katzenberg’s title will remain Chief Executive Officer of the Company.

Salary, Benefits and Business Expense Reimbursement. Under the Restated Agreement, Mr. Katzenberg’s annual salary remains at $1. Mr. Katzenberg is also eligible for certain other benefits (such as reimbursement of private aircraft usage for business-related travel and other business expenses and security personnel services).

Annual Incentive Awards. Mr. Katzenberg’s target annual short-term incentive compensation was reduced from $1,000,000, under the Prior Agreement, to zero, under the Restated Agreement.

Initial Award of Performance-Based Equity Incentive Awards. In connection with Mr. Katzenberg agreeing to enter into the Restated Agreement, the Compensation Committee approved the grant to Mr. Katzenberg of a performance compensation award of restricted stock with respect to 900,000 shares and performance-based SAR awards with respect to 1.6 million shares (collectively, the “New Awards”). The New Awards will be granted on May 1, 2009, and the SAR awards will have an exercise price equal to the closing price of the Company’s Class A Common Stock on that date. These awards are intended to serve as Mr. Katzenberg’s long-term incentive compensation awards for calendar years 2009 and 2010 and, accordingly, Mr. Katzenberg is not expected to receive an additional award prior to October 2010. Each of the New Awards will be eligible to vest in two equal tranches if the relevant share price targets are achieved. For each of the New Awards, in the event that the Company’s average closing stock price is $32.315 per share (as appropriately adjusted for cash dividends, stock dividends and stock splits) over any 365 consecutive days during the performance period (which runs from May 2, 2009 until May 1, 2012), then the first tranche will vest. The second tranche will vest if the Company’s average closing stock price is equal to $36.53 per share over any such 365-day period. When evaluating the grant of the New Awards to Mr. Katzenberg, the Compensation Committee noted that in order for the first tranche to vest, the Company’s average stock price over the relevant 365-day period would need to increase by at least 72% from the Company’s closing stock price of $18.76 on April 22, 2009, and in order for the second tranche to vest, the

Company’s average stock price over such period would need to increase by at least 95% from the price in effect on April 22, 2009. The Compensation Committee determined that the size of the New Awards was appropriate, given that the Company’s stockholders would need to realize significant gains over a long-term period before Mr. Katzenberg would become entitled to any pay (other than his $1 annual salary) for calendar years 2009 and 2010.

Long-Term Equity Incentive Awards. Commencing in October 2010, Mr. Katzenberg will be eligible, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of restricted stock and stock options (or such other form of equity-based compensation as the Compensation Committee may determine) with an annual grant-date value targeted at $8,000,000.

Termination Events. As provided in the Prior Agreement, the Restated Agreement further provides that the Company may terminate Mr. Katzenberg’s employment during the employment period with or without cause (as defined in the Restated Agreement) and Mr. Katzenberg may terminate his employment for good reason (as defined in the Restated Agreement).

If the Company terminates Mr. Katzenberg’s employment other than for cause, incapacity or death, or Mr. Katzenberg terminates his employment for good reason, the Company will generally continue his base salary and benefits until expiration of the term of the Restated Agreement. In addition, Mr. Katzenberg’s outstanding equity-based compensation awards that are subject to time-based vesting will generally accelerate vesting and equity-based compensation awards that are subject to performance-based vesting will continue to vest, subject to the achievement of performance goals and the other terms and conditions of such awards. However, in the event that a change of control (as defined in the Restated Agreement) occurs prior to the end of the applicable performance period, and such performance-based equity compensation awards are not assumed or substituted for with new awards covering stock of a successor corporation, then such performance-based equity compensation awards will accelerate vesting (on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control. Generally, the exercisable portion of any equity award will remain exercisable for the remaining term of the grant.

In the event that Mr. Katzenberg dies or becomes disabled during the term, the Restated Agreement provides for the receipt of continued salary (in the case of disability, at a rate equal to 50% of Mr. Katzenberg’s base salary) and other benefits for a specified term. The Restated Agreement also provides that Mr. Katzenberg will be entitled to retain all equity-based compensation awards made to him on or prior to his termination due to death or disability but that no additional grants of equity-based compensation will be made. Additionally, outstanding equity-based compensation awards that are subject to performance goals will continue to vest, subject to the achievement of performance goals and the other terms and conditions of such awards. Outstanding equity-based compensation awards that are subject to time-based vesting will vest pro rata based on the length of time Mr. Katzenberg was employed prior to death or disability plus 50% of the remaining term of the Restated Agreement. The exercisable portion of any equity award will remain exercisable for the remaining term of the grant.

Under the Prior Agreement, after the end of Mr. Katzenberg’s five-year employment term, all equity-based compensation awards held by Mr. Katzenberg subject to time-based vesting criteria would have immediately become vested and all awards subject to performance-based vesting criteria would have continued to vest, provided that the performance goals were achieved at the end of the performance period. Under the Restated Agreement, Mr. Katzenberg’s outstanding equity-based compensation awards will no longer accelerate vesting automatically at the end of the term. Instead, following the end of the term of the Restated Agreement (provided Mr. Katzenberg’s employment has not earlier terminated), the Restated Agreement provides that Mr. Katzenberg will be entitled to all equity-based compensation that has vested and, if he retires from the Company, his equity-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and similar awards will remain exercisable for the remaining term of the grant. Mr. Katzenberg will be considered to have retired from the Company if his employment with the Company terminates within 30 days following the end of the term of the Restated Agreement and, as of such date, he is 55 years old and the sum of his age and years of service with the Company is at least 70. In the event that Mr. Katzenberg does not retire following the end of the term of the Restated Agreement, his outstanding equity-based compensation awards will continue to vest during his continued employment in accordance with their terms and any new employment agreement between Mr. Katzenberg and the Company

If Mr. Katzenberg’s employment is terminated by the Company for cause, he will not be entitled to any equity-based compensation that has not already vested, although he will be entitled to payment for any unpaid base salary.

Change of Control. In the event of a change of control, all unvested equity-based compensation awards held by Mr. Katzenberg will remain unvested and continue to vest in accordance with their terms. However, unless outstanding awards are assumed or substituted for new awards covering stock of a successor corporation in the event of a change of control, all such equity-based compensation will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control. In the event that, during the 12-month period following a change of control, Mr. Katzenberg’s employment is terminated by the Company other than for cause or by him for good reason, all equity-based compensation held by Mr. Katzenberg will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) and remain exercisable for the remainder of the term of the grant.

Miscellaneous. Pursuant to the Restated Agreement, the Company has agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law against any claims of losses arising in connection with his service to the Company or any affiliate. Under the Prior Agreement, the Company had also agreed to indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Code on “excess parachute payments” (as defined in Section 280G of the Code) in connection with a change of control. Pursuant to the Restated Agreement, however, Mr. Katzenberg is no longer entitled to a gross-up for any excise tax imposed on “excess parachute payments”. Instead, Mr. Katzenberg will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis. If any payment due to Mr. Katzenberg is subject to a six-month delay pursuant to Section 409A of the Code, the Company will pay interest on such delayed payment. Mr. Katzenberg has agreed to non-solicitation and confidentiality provisions in the Restated Agreement.

The foregoing description of the Restated Agreement is qualified in its entirety by reference to the Restated Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Employment Agreement dated April 22, 2009 by and between DreamWorks Animation SKG, Inc. and Jeffrey Katzenberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: April 28, 2009	By:	/s/ Katherine Kendrick
Katherine Kendrick
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement dated April 22, 2009 by and between DreamWorks Animation SKG, Inc. and Jeffrey Katzenberg.

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